The Stilwell Group
26 Broadway
23rd Floor
New York, NY 10004

June 9, 2006

Dear Fellow SKP Shareholder,

Thank you for your time and attention during this fairly long proxy-solicitation process. This is my group’s last letter, and I want to summarize our agenda for SKP.

First, we believe SKP should focus on its core professional liability business. This means focusing on our doctor clients and taking our attention away from potential expansions.

Second, we should expeditiously work to run-off our mistakes from the previous expansions, and focus on strengthening our Company and improving our credit rating. This will take some time, and I believe it is best done while not considering possible expansions.

Third, once our Company is strong enough again, we should begin returning the Company’s earnings to shareholders through some combination of dividends and share repurchases. After all, to a considerable extent, SKP’s owners are also its customers, and they should be rewarded by a profitable business.

Fourth, we seek to end the excessive payments to directors. Part of being a director is serving a company—not being overly compensated.

Finally, we will seek to eliminate the luxury box at the Staples Center. Maintaining this during the past years of SKP’s losses has sent the wrong message to our employees, management and customers. It is time for a change.

Please return the gold card. We will work for the benefit of SKP’s customers and owners.

Sincerely,
/s/ Joseph Stilwell Joseph Stilwell